Pension Partners LLC

Investment Adviser Code of Ethics

As of May 2017

Code of Ethics

  1-Background

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17j-1 under the Investment Company Act, requiring SEC advisers to adopt a code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel.

The Code of Ethics rule had an effective date of 8/31/2004 and a compliance date of 2/1/2005.  Among other things, the Code of Ethics rule requires the   following:

●	setting a high ethical standard of business conduct reflecting an adviser’s fiduciary obligations;

●	compliance with federal securities laws;

●	access persons to periodically report personal securities transactions and holdings, with limited exceptions;

●	prior approval for any IPO or private placement investments by access persons;

●	reporting of violations;

●	delivery and acknowledgement of the Code of Ethics by each supervised person;

●	reviews and sanctions;

●	recordkeeping; and

●	summary Form ADV disclosure.

An investment adviser’s Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory   violations.

Responsibility

The managing member has delegated to the CCO the responsibility for the updating, distribution, administration, periodic reviews, monitoring of our Code of Ethics, practices, disclosures, sanctions and  recordkeeping.
Procedure

Pension Partners LLC has adopted procedures to implement the firm’s policy on personal securities transactions and our Code of Ethics and reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended, as appropriate, which include the following:

●	Formal adoption of the firm’s Code of Ethics by management.

●	The Chief Compliance Officer and/or designee annually distributes the current Code of Ethics to all supervised persons and to all2new supervised persons upon hire.

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Each supervised person must acknowledge receipt of the firm’s Code of Ethics initially upon hire and annually thereafter and return a signed acknowledgement/certification form to the Chief Compliance Officer.

●	The Chief Compliance Officer, with other designated officer(s), annually reviews the firm’s Code of Ethics and updates the Code of Ethics as may be appropriate.

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The managing member or his designee and the Chief Compliance Officer periodically review access persons’ personal transactions/holdings reports. The managing member or his designee performs the review for the Chief Compliance Officer’s and other related personal trades.

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The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, initial and a nnual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.  The firm provides initial andperiodic education about the Code of Ethics, and each person’s responsibilities and reporting requirements, under the Code of Ethics.

•	The firm’s Form ADV Part 2A is amended and reviewed by the Chief Compliance Officer annually to appropriately disclose a summary of the firm’s Code of Ethics.

•	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm’s Code of Ethics and maintaining required records.

   2– Statement of General Policy
This Code of Ethics (“Code”) has been adopted by Pension Partners LLC and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”).  Pension Partners is part of the   MPS Trust and is subject to the MPS Trust Policies &  Procedures.

This Code establishes rules of conduct for all employees of Pension Partners LLC and is designed  to, among other things, govern personal securities trading activities in the accounts of employees.

The Code is based upon the principle that Pension Partners LLC and its employees owe a fiduciary duty to Pension Partners LLC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of  clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.  Clients include  accounts Pension Partners advises, separately managed discretionary portfolios, and the firm’s mutual fund(s).

The Code is designed to ensure that the high ethical standards long maintained by Pension Partners LLC continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or   unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Pension Partners LLC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Pension Partners LLC has an affirmative duty of utmost g3ood faith to act solely in the best interest of its clients.

Pension Partners LLC and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Pension Partners LLC expects every employee   to demonstrate the highest standards of ethical conduct for continued employment with Pension Partners LLC. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Pension Partners LLC. Pension Partners LLC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously  damaged as the result of even a single securities transaction being considered questionable in light  of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the managing member and/or the Chief Compliance Officer, for any questions about the Code or the application   of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Pension Partners LLC.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for    employees of Pension Partners LLC in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the managing member and the CCO.  The managing member may grant exceptions to certain provisions  contained in the Code only in those situations when it is clear beyond dispute that the interests of  our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The managing member and/or the CCO will periodically document compliance with this Code. In addition, the managing member and/or the CCO will annually (1) prepare a written report describing any issues arising under this Code, any material violations of this Code and any  sanctions imposed due to such violations and (2) certify that Pension Partners LLC has adopted procedures reasonably necessary to prevent violations of this Code for the Board of Trustees of  any Reportable Fund.  The annual review will be done within 45 days of the end of the year.
Regulatory filings will be adhered to and reviewed during that time period as  well.

3– Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members living in the employee’s household, any account for which the employee acts as trustee, executor, or custodian, and any account in which he or she has a direct or indirect beneficial interest, except such accounts over which the employee has no investment discretion and cannot4otherwise exercise control.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. Beneficial ownership extends to all Supervised persons (defined below). Beneficial ownership includes any person who, directly or indirectly, has voting power or investment power over a security. Beneficial ownership extends to spouses, children, or other individuals living in the same household as the Access person.

•	‘Fund’ means an investment company registered under the Investment Company Act.

•
‘Reportable fund’ means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the   Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Pension Partners LLC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust  if the unit investment trust is invested exclusively in mutual funds, unless  Pension  Partners LLC or a control affiliate acts as the investment adviser or principal underwriter  for the fund.

“Supervised person”: Under rule 204A-1, the adviser’s code must require certain supervised persons, called “access persons,” to report their personal securities transactions and holdings. An access person is a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person. Accordingly, a “Supervised person” means directors, officers and partners of Pension Partners LLC (or other persons occupying a similar status or performing similar functions); employees of Pension Partners LLC; interns, temporary, or contract employees who have access to client accounts and/or holdings of mutual fund(s) managed by Pension Partners, LLC; and any other person who provides advice on behalf of Pension Partners LLC and is subject to Pension Partners LLC’s supervision and  control.
4– Standards of Business Conduct

Pension Partners LLC places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our  firm and its employees by our clients is something we value and endeavor to protect.  The   following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires  that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Pension Partners LLC’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Pension Partners LLC or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Rule 17j-1(b) of the Investment Company Act makes it unlawful, and as such prohibited by this Code, for Pension Partners LLC or its agents or employees in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	To engage in any manipulative practice with respect to the Fund.

5– Prohibition Against Insider Trading Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Pension Partners LLC to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Pension Partners LLC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Pension Partners LLC and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the managing member immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Pension Partners LLC), while in the possession of material, nonpublic information, nor may any personnel of Pension Partners LLC communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

For this reason, you should direct any questions about whether information is material to the managing member.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Pension Partners LLC’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

With respect to any trade for yourself or others, including investment funds or private accounts managed by Pension Partners LLC (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the managing member.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the managing member.

•	After the managing member has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the managing member before taking any action. This high degree of caution will protect you, our clients, and the  firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in  the course of these contacts, a supervised person of Pension Partners LLC or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to   a handful of investors.  In such situations, Pension Partners LLC must make a judgment as to  its further conduct. To protect yourself, your clients and the firm, you should contact the managing member immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Pension Partners LLC and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although Pension Partners LLC does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish a restricted list in certain securities. It is our policy that all securities in which supervised persons possess nonpublic information stay on the firm’s restricted list.

The managing member may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The managing member shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

6 – Personal Securities Transactions

General Policy

Pension Partners LLC has adopted the following principles governing personal investment activities by Pension Partners LLC’s supervised persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the managing member who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the managing member who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Trading

When the purchase of a security is under active consideration for Pension Partners client accounts, no employee may purchase or sell that security until those clients’ purchases have been completed. However, an employee may purchase the security at the same time, provided that the purchase price is the same or higher than the one in which Pension Partners’ clients’ purchase was effected. When a sale of a security for a client’s account is under active consideration, no employee may sell that security until after those clients’ sale has been9 completed. However, an employee may sell the security at the same time, provided that the sale price is the same or lower than the one in which Pension Partners’ clients’ sale was effected.

Pre-clearance

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Pension Partners LLC firm; and (ii) the designated supervisory person has not rescinded such approval prior to execution of the transaction.  Pre-clearance will not be  required if the contemplated purchase or sale of a security is NOT included on the “Restricted List” maintained by the Principals of the firm. However, pre-clearance shall continue to be required for the purchase or sale of any mutual funds managed by the Advisor.
If pre-clearance is required, it must be obtained by email confirmation or by completing and signing the Pre-clearance Form provided for that purpose by the managing member (See Attachment 3). The managing member and the Chief Compliance Officer monitor all  transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including   a pattern of front running. It should be noted that trades effected by the CCO or related staff  shall be monitored and spot checked for pre-clearance by the managing member or his designee.

A reportable security is any security defined in Section 202(a)(18) of the Securities Act of 1933. The Rule considers all securities reportable with the exception of the following:

•	Direct obligations of the Government of the United States;

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short- term debit instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than reportable funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

A reportable fund is any fund for which the registered investment adviser serves as an investment adviser or any fund whose investment adviser or principal underwriter controls the investment adviser, is controlled by the investment adviser, or is under common control with the investment adviser.

All trade confirmations/and or account statements will be mailed to Pension Partners’ primary mailing address, and periodically reviewed against pre-clearance requests or the “Restricted List” to ensure compliance. Such reviews will be conducted on a quarterly basis by reconciling trade symbols and dates traded with pre-clearance requests. A summary of all transactions should be mailed by the brokerage firm used to Pension Partners. For non-emailed pre-clearance, a form should be filed with the managing member which he signs off on before a trade can be placed.
If pre-clearance is obtained verbally, it shall be followed by a written confirmation that pre - clearance was obtained.

All personal trades requiring pre-clearance shall be pre-cleared with the managing member. Personal trades requiring pre-clearance that are effected by the managing shall be pre-cleared by another portfolio manager.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this  Code.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to the managing member which must contain the information described below. It is the policy of Pension Partners LLC that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the managing member.

Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

•
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.
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The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person. The most recent brokerage statement(s) can be used in lieu of these reports. Month-To-Date Transactions download from the Broker(s) website can be utilized to update current transactions not listed on the latest Broker Statement.

Annual Holdings Report

Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. The most recent brokerage statement(s) can be used in lieu of these reports.

Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected;

•	The date the report is submitted by the supervised person.

•	The most recent monthly or quarterly brokerage statement(s) can be used in lieu of these reports.

In addition, new accounts opened by supervised persons during a given quarter must be disclosed on the next Quarterly Transaction Report. When disclosing new accounts, the access person (or supervised person) must include the name of the broker, dealer or bank with whom the account was opened, the date the account was opened and the date this information is provided. A brokerage statement can be used in lieu of these reports.

The Firm has also implemented a process whereby all employees have to certify when they first become supervised persons and annually thereafter, that all accounts over which they have discretion and/or control have been reported. If they have no brokerage accounts, they have to sign a certification to that effect.  The certification has to be updated on annual basis and within ten (10) days of any changes. See Attachment 1.

Exempt Transactions

A supervised person need not submit a report with respect  to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

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A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Pension Partners LLC holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•
Any transaction or holding report if Pension Partners LLC has only one supervised person, so long as the firm maintains records of the information otherwise required to be reported. It should be noted that prior to September 2010, the managing member was the only access person at Pension Partners and was therefore exempt from the reporting requirements. However, all records of holdings and transactions required by rule 204A-1 are available upon request.

Monitoring and Review of Personal Securities Transactions

The managing member or his designee, and the CCO will monitor and review all reports required under the Code for compliance with Pension Partners LLC’s policies regarding personal securities transactions and applicable SEC rules and regulations. The managing member and/or the CCO may also initiate inquiries of supervised persons regarding personal securities trading.  Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Pension Partners LLC. The managing member and/or the CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Trades performed by the managing member are to be reviewed by the CCO in the same manner. On a quarterly basis, trades executed will be spot checked against pre-clearance approval to ensure compliance. On a roll-forward basis, initial and quarterly personal transaction reports will be reconciled with annual holdings reports to ensure trades have been reported relative to holdings correctly. Any discrepancies between holdings and transaction reports and reported pre- clearance approvals will be documented and addressed with the supervised person to ensure compliance.

NOTE: In an effort to minimize the usage of paper, brokerage statements for certain accounts may be reviewed online.  The account number, statement d1a2te, reviewer name, date reviewed, and comments, if any, are logged onto a file maintained and backed up on the reviewer’s desktop.

   7– Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Pension Partners LLC has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Pension Partners LLC’s policy with respect to gifts and entertainment is as   follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

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Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Pension Partners LLC, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these  requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Pension Partners LLC, including gifts and gratuities with value in excess of $300 per year must obtain consent from the managing member before accepting such  gift.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Pension Partners LLC.

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This gift reporting requirement is for the purpose of helping Pension Partners LLC monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of  any gift, please consult the managing member.

8– Protecting the Confidentiality of Client Information Confidential Client Information

In the course of investment advisory activities of Pension Partners LLC, the firm gains access to non-public information about its clients.  Such information may include a person’s status as a  client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Pension Partners LLC to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to Pension Partners LLC’s current or former clients, is subject to the Code’s policies and procedures. Any  doubts about the confidentiality of information must be resolved in favor of  confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Pension Partners LLC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Pension Partners LLC does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Pension Partners LLC will require that any financial intermediary, agent or other service provider utilized by Pension Partners LLC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non- disclosure and protection of Confidential Client Information and use the information provided by Pension Partners LLC only for the performance of the specific service requested by Pension Partners LLC;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Pension Partners LLC, or as otherwise required by any applicable law. In the event Pension Partners LLC is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or  other appropriate remedy. If no protective order or other appropriate remedy is obtained, Pension Partners LLC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Pension Partners LLC, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Pension Partners LLC’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Pension Partners LLC, must return all such documents to Pension Partners LLC.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

Pension Partners LLC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Pension Partners LLC’s services to clients;

•
Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

9– Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of  any  publicly or privately traded company without prior authorization by t h e m a n a g i n g m e m b e r or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the  interest of  Pension Partners LLC’s clients.  Where board  service or  an officer position is approved, Pension Partners LLC shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities. Notwithstanding this, pursuant to the MPS Service as a Director Policy, no supervised person shall serve on a board of a company in which the Fund holds an individual investment, as opposed to a company within a particular ETF that might be held for trading purposes.

10– Certification Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the managing member and/or the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the managing member in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the managing member that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the managing member and/or the CCO regarding any inquiries pertaining to the Code or the policies established herein.

11 – Records

The managing member and/or the CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A copy of any Code of Ethics adopted by the Firm pursuant to Investment Company Act of 1940 Rule 17j-1 which is or has been in effect during the past five years;

•
A record of any violation of Pension Partners LLC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Pension Partners LLC;

•	A copy of each report made pursuant to the Advisers Act Rule 204A-1 or Investment Company Act Rule 17j-1(d), including any brokerage confirmations and account statements made in lieu of these reports;

•
A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted; and

•
A copy of each written report describing any issues that arose under this Code, any material violations of this Code and any sanctions imposed due to such violations must be maintained for at least five years after the end of the fiscal year in which it is made.

12 – Reporting Violations and Sanctions

All supervised persons shall promptly report to the managing member or an alternate designee and the CCO all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The managing member shall promptly report to other senior management, as applicable, all apparent material violations of the Code. If the managing member finds that a violation could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose. He may also sanction the responsible employee, in his discretion, and such sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

I HAVE RECEIVED AND READ THE POLICIES AND PROCEDURES CONCERNING CONFIDENTIALITY AND PERSONAL INVESTMENT POLICY.  I UNDERSTAND THE POLICY AND AGREE TO BE BOUND BY IT.

Employee Name: Signature: Date:

ATTACHMENT 1

TO: Pension Partners, LLC FROM:

DATE:

As a condition of my employment, I understand that I am required to advise you as to all personal trading accounts which are in my name or over which I have investment discretion or control. I understand that I must also inform you of any accounts carried by family members residing in my household.

-	The following is a complete and accurate listing of all such accounts:

Account Title Account No. Brokerage Firm

-	I presently do not have any brokerage accounts.

I agree that I will notify Pension Partners, LLC of the opening of a new account or the closing or revision of an existing account, along with the related Attachment II, if applicable. I agree that I will pre-clear with Pension Partners, LLC any securities transactions relating to the accounts listed on this form, if applicable.

ATTACHMENT 2

Firm Name

Compliance Department Address

RE:   Account No.
         Account Name:

Dear Sir/Madam:

In accordance with Rule 407, please provide my employer, Pension Partners, LLC, with duplicate confirmations and statements relating to my personal trading. Accordingly, I hereby authorize and direct you to provide duplicate confirmations and monthly statements relating to activity in the above referenced accounts to:

Pension Partners, LLC
453 West 17th Street, 2 SW
New York, NY 10011

Thank you for your assistance in this matter.

Employee’s Signature

ATTACHMENT 3

PERSONAL SECURITIES PRECLEARANCE FORM

TO:

FROM:

DATE:

I would like to:

Buy:

Sell: